AMENDMENT NUMBER TWO


         WHEREAS, the stockholders of PennCorp Financial Group, Inc. (the "Company") approved the Company's 1996 Stock Award and Stock Option Plan (as amended, the "Plan") on July 11, 1996;

         WHEREAS, the Board of Directors of the Company has approved amending the Plan to allow Non-Employee Directors (as defined therein) who have a Pecuniary Interest (as defined therein) in more than 100,000 shares to receive the annual 7,500 share option grant available to Non-Employee Directors and to elect to receive all or a portion of their annual retainer in Company Common Stock;

         NOW THEREFORE, upon the approval of the stockholders of the Company, the Plan shall be amended as set forth below:

     1. Section 10(c) is hereby deleted in its entirety and the following is substituted in lieu thereof:

          (c) Annual Grants. Each Nonemployee Director who has not received a grant pursuant to Section 10(b) above during the 12-month period ending on the date of the applicable annual meeting of the Company's shareholders, shall automatically be granted on the date of such annual meeting of shareholders a Stock Option to purchase 7,500 shares of Common Stock, which shall be exercisable 18 months after the date of the grant. Such Stock Option's exercise price shall be the Fair Market Value on the grant date, and the Stock Option may be exercised only during the Exercise Period. During the Exercise Period, the Nonemployee Director shall have the right to either exercise the Stock Option at the exercise price or receive a restricted Stock Award for that number of shares of Common Stock determined by (a) multiplying the number of shares subject to the Stock Option by the difference between the Fair Market Value on the Exercise Date and the exercise price, and (b) dividing the product resulting from clause (a) above by 85 percent of the Fair Market Value on the Exercise Date. Fractional shares shall be rounded (up or down) to the nearest whole number. Any restricted Stock Award granted pursuant to this Section 10(c) shall not vest for a period of three years from the date of the Stock Award and shall be forfeited if the Nonemployee Director ceases to be a director of the Company for any reason other than as a result of a change of control or ownership of the Company, the failure to obtain the required votes of the Company's shareholders approving the election of the Nonemployee Director, or the Nonemployee Director's death or Disability. Any Stock Award issued pursuant to this Section 10(c) shall cancel the Stock Option underlying the Stock Award.


     2. Section 11(a) is hereby deleted in its entirety and the following is substituted in lieu thereof:

          (a) A Nonemployee Director may elect to forego up to 100 percent of the cash compensation attributable to the Nonemployee Director's annual retainer fees and to receive in lieu thereof a Stock Award as determined pursuant to Section 11(b) below. Any such election shall be in writing and must be made at least six months before the services are rendered giving rise to such compensation. Such election may not be revoked or changed thereafter except as to compensation for services rendered at least six months after any such election to revoke or change is made in writing.